Exhibit 99.1

1.208.524.5300 4137 Commerce Circle Idaho Falls, ID, USA 83401 Radnostix.com

For Immediate Release
March 16th, 2026

Mutual Termination of the Asset Purchase Agreement related to the Radnostix DUF6 Assets

IDAHO FALLS, IDAHO, March 16th, 2026. Radnostix, Inc. (formerly International Isotopes, Inc., “RNX” or the “Company”), announced a mutual termination of an Asset Purchase Agreement (the “APA”) dated February 8, 2024 entered into between RNX and its wholly owned subsidiary International Isotopes Fluorine Products, Inc. (together with RNX, the “Seller”) and American Fuel Resources, LLC (“AFR”). The APA set forth the terms pursuant to which the Company agreed to sell to AFR all the assets and certain specified liabilities of the Company’s depleted uranium deconversion and fluorine extraction plant (the “DUF6 Plant”), subject to the terms and conditions set forth in the APA. The APA provided that it may be terminated, among other things, upon mutual written consent by the parties to the APA.

AFR contacted the Company requesting a 1-year extension due to AFR being unable to make the payments of the final purchase price by March 31, 2026 (the “Outside Date”) in order to meet the Condition to Seller’s Obligations (as defined and set forth in Section 6.02(c) of the APA) for. Although the parties were in the final stages of the NRC consent process and were on the cusp of receiving U.S. Nuclear Regulatory Commission (the “NRC”) consent to transfer, the parties agreed to withdraw the application and terminate the Agreement.

“With the resurgence in large scale nuclear energy projects, including several domestic uranium enrichment initiatives, we believe these assets have meaningful value to our shareholders and the fuel cycle industry as a whole.,” Shahe Bagerdjian, CEO of Radnostix, Inc, adding, “I want to thank AFR for their persistence and efforts in trying to close this deal and their transparency at the end. We look forward to exploring all our options for the DUF6 assets over the coming months.”

AFR already made a non-refundable $50,000 Prepayment and twelve non-refundable NRC Extension Fee payments totaling $120,000 and was to pay an additional $12,450,000 at closing. Closing of the transaction was subject to certain closing conditions, including (i) transfer of the NRC license related to the DUF6 Plant (the “NRC License Transfer”) and (ii) transfer of Purchased Assets (as defined in the APA), which includes licenses, patents, agreements, and other records of the DUF6 Plant.

The Company decided it was in the best interest of the shareholders to regain control of the assets as we believe they have appreciated in value since entering the APA and the Company had low confidence that AFR would be able to secure funding to close the deal by the requested extension date. The Company will evaluate all possible options for the DUF6 Assets.

The Company previously disclosed in its Quarterly Report on Form 10-Q for the quarter ending September 30, 2025, the expected financial and operational impacts associated with the APA. Because the agreement has been terminated, none of the previously disclosed anticipated results of the APA will occur. Specifically, the Company will not receive the previously disclosed consideration, will not recognize a gain on the sale of assets, will not use proceeds to repay various long-term notes, and will not realize the previously disclosed anticipated impacts on cash, assets, liabilities, operating costs, or future financing flexibility.

About Radnostix (formerly International Isotopes Inc.): Radnostix, Inc. (formerly International Isotopes Inc.) (INIS), established in 1995, with its headquarters in Idaho Falls, ID, USA, manufactures a wide range of radioisotope-focused products. Radnostix manufactures and supplies generic sodium iodide I-131 radio-pharmaceutical drug product for hyperthyroidism and thyroid cancer. Radnostix provides contract manufacturing of various drug products as well as radioisotope API supply for 3rd party theranostics clients. Radnostix manufactures and distributes a complete line of calibration and reference standards for nuclear pharmacies and SPECT/PET imaging systems as well as industrial calibration standards under its RadQual brand. For more information, visit www.radnostix.com.

Radnostix, Inc. (formerly International Isotopes Inc.) Safe Harbor Statement:
Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the Company’s current expected financial impact from the termination of the APA, the estimated value of the DUF6 Plant and related assets, statements with respect to the Company's future growth expectations. Information contained in such forward-looking statements is based on current expectations and is subject to change. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance, or achievements of Radnostix, Inc. to be materially different from any future results, performance or achievements of the Company expressed or implied by these forward-looking statements. Other factors, which could materially affect such forward-looking statements, can be found in the Company's filings with the Securities and Exchange Commission at www.sec.gov, including its Annual Report on Form 10-K for the year ended December 31, 2024. Investors, potential investors, and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and Radnostix, Inc. and the Company undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Radnostix Contact:
ir@intisoid.com
radnostix.com